Exhibit 99.1


TRANSOCEAN INC. ANNOUNCES EXPIRATION OF TENDER OFFER FOR ITS 8.00% DEBENTURES DUE APRIL 15, 2027

HOUSTON--(BUSINESS WIRE)--Dec. 10, 2004--Transocean Inc. (NYSE:RIG) announced that its offer to purchase any and all of its outstanding 8.00% Debentures due April 15, 2027 expired yesterday at 5:00 P.M., New York City time.

As of the expiration of the offer, a total of $142.2 million in aggregate principal amount of the Debentures had been tendered for purchase, representing approximately 71.1% of the aggregate outstanding principal amount. Assuming a settlement date of December 10, 2004, the purchase price is $1,304.49 plus accrued interest of $12.22 (for a total of $1,316.71) for each $1,000 principal amount of Debentures purchased in the offer.

Goldman,  Sachs  &  Co.  acted  as Dealer Manager for the offer. The Information
Agent was Global Bondholder Services Corporation, and the Depositary was The Bank of New York.

Transocean Inc. is the world's largest offshore drilling contractor with a fleet of 94 mobile offshore drilling units, excluding the 70-rig fleet of TODCO, a publicly traded drilling company in which Transocean Inc. has a majority voting interest. The company's mobile offshore drilling fleet, consisting of a large number of high-specification deepwater and harsh environment drilling units, is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company's fleet consists of 32 High-Specification Floaters (semisubmersibles and drillships), 25 Other Floaters, 26 Jackup Rigs and other assets utilized in the support of offshore drilling activities worldwide. With a current equity market capitalization in excess of $12 billion, Transocean Inc.'s ordinary shares are traded on the New York Stock Exchange under the symbol "RIG."

CONTACT: Transocean Inc., Houston
         Analyst Contact: Jeffrey L. Chastain, 713-232-7551 or
         Media Contact: Guy A. Cantwell, 713-232-7647

SOURCE:  Transocean Inc.


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